Exhibit 99.1

November 9, 2021

Jonathan Brolin

Founder and Managing Partner

Edenbrook Capital, LLC

116 Radio Circle, Suite 202

Mount Kisco, NY 10549

Dear Jon:

I appreciate you taking the time over the past week to talk to me about Brightcove Inc. and your letter, dated November 1, 2021. As a Board and as a Company, we have always appreciated your longstanding commitment as a Brightcove shareholder, and the relationship we have developed with you over the years. We also deeply appreciate your perspective on the Company and the market in which the Company operates.

As you know, we agree with your assessment that the Company is significantly undervalued in the market. The Board and management believe that meaningful opportunity exists to improve operating results and the Company’s valuation in the market and are pursuing these opportunities with urgency and focus. Likewise, as we discussed, the Board is working expeditiously to retain a new CEO and has retained executive search firm Spencer Stuart to assist the Company in this search. This is a top priority for the Board and we understand the urgency to have a new CEO in place as soon as possible. Finally, the Board fully understands its fiduciary responsibilities and continues to be highly focused on maximizing shareholder value.

Thank you again for your years of support and your commitment to the Company. We look forward to continued dialogue with you in the future.

Sincerely,

/s/ Deborah Besemer

Deborah Besemer
Chairperson of the Board

290 Congress Street, 4th Floor, Boston, MA 02210    tel 888.882.1880    fax 617.261.4830    brightcove.com